As filed with the Securities and Exchange Commission on September 30, 2021 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOCRYST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	62-1413174
(State of Incorporation)	(I.R.S. Employer Identification No.)

4505 Emperor Blvd., Suite 200 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Inducement Equity Incentive Plan

(As Amended and Restated as of July 23, 2021)

(Full Title of the Plan)

Jon P. Stonehouse

President and Chief Executive Officer

BioCryst Pharmaceuticals, Inc.

4505 Emperor Blvd., Suite 200

Durham, North Carolina 27703

(Name and Address of Agent for Service)

(919) 859-1302

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brian Lane, Esq.

Robyn Zolman, Esq.

Gibson, Dunn and Crutcher LLP

1050 Connecticut Ave. N.W.

Washington, DC 20036

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 par value	1,500,000 (3)	$14.68	$22,020,000.00	$2,402.38

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s Common Stock on September 29, 2021, as reported on The Nasdaq Global Select Market.
(3)	Increase in authorized number of shares under the Inducement Equity Incentive Plan as approved by the Registrant’s Board of Directors in July 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) Prospectus

Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by BioCryst Pharmaceuticals, Inc. (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)         The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 1, 2021 (including the sections of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 13, 2021 and relating to its May 25, 2021 annual meeting of stockholders, that are incorporated by reference therein (other than information furnished rather than filed));

(b)        The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 7, 2021, and for the quarter ended June 30, 2021, filed with the Commission on August 9, 2021;

(c)       The Registrant’s Current Reports on Form 8-K, filed with the Commission on May 26, 2021, July 28, 2021, August 3, 2021, August 9, 2021, August 26, 2021, September 1, 2021, and September 20, 2021; and

(d)       The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A (File No. 000-23186) filed with the Commission on January 7, 1994, together with the amendment thereto filed with the Commission on March 14, 1994, as updated by the description of the Registrant’s common stock set forth in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 1, 2021, and any other amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the circumstances in which a Delaware corporation is permitted and/or required to indemnify its directors and officers. The DGCL permits a corporation to indemnify its directors and officers in certain proceedings if the director or officer has complied with the standard of conduct set out in the DGCL. The standard of conduct requires that the director or officer must have acted in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to matters in a criminal proceeding, the director or officer must have had no reason to believe that his or her conduct was unlawful. With respect to suits by or in the right of the corporation, the DGCL permits indemnification of directors and officers if the person meets the standard of conduct, except that it precludes indemnification of directors and officers who are adjudged liable to the corporation, unless the Court of Chancery or the court in which the corporation’s action or suit was brought determines that the director or officer is fairly and reasonably entitled to indemnity for expenses. To the extent that a present or former director or officer of the corporation is successful on the merits or otherwise in his or her defense of a proceeding, the corporation is required to indemnify the director or officer against reasonable expenses incurred in defending himself or herself. The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s Third Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and its Amended and Restated Bylaws, as amended (the “Bylaws”), provide for indemnification of any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with such action, suit or proceeding and any appeal therefrom, in each case to the fullest extent permitted by the DGCL. The Registrant shall not indemnify any person seeking indemnification in connection with a proceeding or part thereof initiated by such person unless the initiation was approved by the Board of Directors of the Registrant. The Certificate of Incorporation and the Bylaws further provide for permissible indemnification of employees and other agents to the maximum extent permitted by the DGCL and the Certificate of Incorporation with respect to directors and officers.

Section 102(b)(7) of the DGCL provides that a corporation may relieve its directors from personal liability to the corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except for (i) a breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) for any transactions from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides that no directors of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

In addition, the Registrant currently maintains liability insurance for its directors and officers insuring them against certain liabilities asserted against them in their capacities as directors or officers or arising out of such status.

The indemnification provisions noted above may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are submitted herewith or incorporated by reference herein.

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Exhibit Number	Description

5.1	Opinion of Gibson, Dunn and Crutcher LLP (filed herewith).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Gibson, Dunn and Crutcher LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Inducement Equity Incentive Plan, as amended and restated as of July 23, 2021 (filed herewith).

Item 9. Undertakings.

a.       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on the 30th day of September, 2021.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon P. Stonehouse
Jon P. Stonehouse
President & Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of BIOCRYST PHARMACEUTICALS, INC. hereby constitutes and appoints Jon P. Stonehouse, Anthony Doyle and Alane P. Barnes, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any of their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on September 30, 2021.

Signature	Title

/s/ Jon P. Stonehouse	President, Chief Executive Officer and Director
Jon P. Stonehouse	(Principal Executive Officer)

/s/ Anthony Doyle	Chief Financial Officer
Anthony Doyle	(Principal Financial Officer)

/s/ Michael L. Jones	Executive Director, Finance and Principal Accounting Officer
Michael L. Jones	(Principal Accounting Officer)

/s/ George B. Abercrombie	Director
George B. Abercrombie

/s/ Stephen J. Aselage	Director
Stephen J. Aselage

/s/ Steven K. Galson, M.D.	Director
Steven K. Galson, M.D.

/s/ Theresa M. Heggie	Director
Theresa M. Heggie

/s/ Nancy Hutson, Ph.D.	Director
Nancy Hutson, Ph.D.

/s/ Robert A. Ingram	Director
Robert A. Ingram

/s/ Kenneth B. Lee, Jr.	Director
Kenneth B. Lee, Jr.

/s/ Alan G. Levin	Director
Alan G. Levin

/s/ Amy E. McKee, M.D.	Director
Amy E. McKee, M.D.

/s/ Vincent J. Milano	Director
Vincent J. Milano